Exhibit 99.1

For Immediate Release
Contact:	Jerry Daly, Carol McCune	Peter Willis
	Daly Gray Public Relations	Chief Investment Officer
	(Media)	(Acquisitions)
	jerry@dalygray.com	pwillis@cl-trust.com
	(703) 435-6293	(561) 227-1387
Chatham Lodging Trust Completes Acquisition of
Residence Inn Holtsville, Long Island, New York
     PALM BEACH, Fla., August 4, 2010—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on upscale extended-stay hotels and premium-branded select-service hotels, today announced that it has completed its acquisition of the Residence Inn by Marriott® — Long Island Holtsville, N.Y. in an all-cash transaction for $21.3 million, or approximately $172,000 per key. The hotel represents the 11th hotel either acquired or under contract to purchase by Chatham since its April 21, 2010 initial public offering.
     “This is a very well-located property with superb visibility and accessibility off of the Long Island Expressway,” said Jeffrey H. Fisher, Chatham’s chief executive officer. “The Long Island market is extremely attractive for a number of reasons, including its high barriers to new competition and multiple demand generators. This hotel is proximate to a large number of major businesses, as well as to such nearby tourist attractions as Fire Island and the Hamptons, which appeals to both business and leisure travelers.
     “We have an aggressive appetite for properties and continue to work our extensive contacts and relationships to source transactions both on and off the market,” Fisher said. “This acquisition continues our focus on acquiring upscale extended-stay hotels and premium-branded select-service properties, either as multi-property portfolios or individual hotels, located in major markets with high barriers to entry near strong demand generators.”
     Located at 25 Middle Ave. in Holtsville, the upscale extended-stay Residence Inn by Marriott® hotel features 124 suites, complimentary high speed Internet access and fully equipped kitchens. The hotel offers an on-site fitness center, indoor swimming pool and whirlpool, as well as an outdoor Sport Court.
     The six-year-old hotel will be managed by Island Hospitality Management, a hotel management company 90 percent-owned by Fisher.
About Chatham Lodging Trust
     Chatham Lodging Trust is a self-advised real estate investment trust that was organized to invest in upscale extended-stay hotels and premium-branded select-service hotels. Including this property, the company currently owns eight hotels with an aggregate of 1,057 rooms/suites, and has a total of three additional hotels under contract to purchase. Additional information about Chatham may be found at www.chathamlodgingtrust.com.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.